Exhibit 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of November 21, 2019, is among WRKCO INC. (f/k/a WESTROCK COMPANY), a Delaware corporation (“Parent”), WRK LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (“WRK Luxembourg”), WRK INTERNATIONAL HOLDINGS S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (“WRK International”), MULTI PACKAGING SOLUTIONS LIMITED, a limited company incorporated under the laws of England and Wales (“Multi Packaging Solutions”), WESTROCK PACKAGING SYSTEMS GERMANY GMBH, a private limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany (“WestRock Packaging Systems” and, together with WRK Luxembourg, WRK International, and Multi Packaging Solutions, the “Borrowers”), each of the other Guarantors (as defined in the Credit Agreement referenced below) which is a signatory hereto, each of the banks or other financial institutions which is a signatory hereto, as a Lender, and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as administrative agent for itself and certain other parties (in its capacity as administrative agent, together with its successors in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, Parent, Borrowers, the financial institutions party thereto as “Lenders” (the “Lenders”), and Administrative Agent are parties to that certain Credit Agreement dated as of April 27, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to Borrowers; and

WHEREAS, Borrowers have requested that the Administrative Agent and the Lenders amend certain terms and conditions of the Credit Agreement as more specifically set forth herein, and the Administrative Agent and the Lenders have agreed to the requested amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the Amendment Effective Date (as defined below):

Section 1.          Amendments to Credit Agreement.

(a)          Section 1.1 of the Credit Agreement, Defined Terms, is hereby modified and amended by deleting the definitions of “Existing Credit Agreement”, “Fee Letter” and “Maturity Date” in their entirety and inserting in lieu thereof the following, respectively:

““Existing Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2015 (as amended by

Amendment No. 1 thereto, dated as of July 1, 2016, Amendment No. 2 thereto, dated as of June 30, 2017, Amendment No. 3 thereto, dated as of March 7, 2018, and Amendment No. 4 thereto, dated as of November 21, 2019) by and among New Holdco, the Parent, WestRock Company of Canada Holdings Corp./Compagnie de Holdings WestRock du Canada Corp. (formerly, RockTenn Company of Canada Holdings Corp./Compagnie De Holdings RockTenn Du Canada Corp.), a Nova Scotia unlimited company (together with the Parent, as borrowers), and any other Subsidiary of the Parent that becomes an additional borrower pursuant thereto, WestRock RKT Company (formerly, Rock-Tenn Company), a Georgia corporation, and WestRock MWV, LLC (formerly, Meadwestvaco Corporation), a Delaware limited liability company, as guarantors, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, and as the same may be further amended, modified, waived, supplemented, restated, refinanced or otherwise replaced from time to time in each case pursuant to an Approved Amendment.

“Fee Letter” means that certain fee letter, dated as of November 21, 2019, executed by Administrative Borrower on behalf of Borrowers setting forth the applicable fees relating to this Agreement to be paid to Administrative Agent, on its behalf and on behalf of the Lenders.

“Maturity Date” means November 21, 2022.”

(b)          Section 1.1 of the Credit Agreement, Defined Terms, is hereby modified and amended by adding the following definitions in appropriate alphabetical order:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a modification to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, changes to the definition of “LIBO Rate”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)          a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to Borrowers, Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.13(c) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.13(c).

“Early Opt-in Election” means the occurrence of:

(a)          (i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to Borrowers) that the Required Lenders have determined that syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.13(c), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b)          (i) the election by Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrowers and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark,

(or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

(c)          Section 1.1 of the Credit Agreement, Defined Terms, is hereby further modified and amended by deleting the definitions of “LIBOR Screen Rate”, “LIBOR Successor Rate”, “LIBOR Successor Rate Conforming Changes” and “Scheduled Unavailability Date.”

(d)          Section 1.6 of the Credit Agreement, Accounting Terms; GAAP, is hereby modified and amended by deleting clause (a) of such section in its entirety and inserting in lieu thereof the following:

“(a)        Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of New Holdco and its consolidated Subsidiaries delivered to the Lenders (or of the Parent and its consolidated Subsidiaries with respect to any period prior to the initial delivery to the Lenders of audited consolidated financial statements of New Holdco any its consolidated Subsidiaries after the Combination Date); provided that, if Holdco shall notify Administrative Agent that it wishes to amend any covenant in Section 6.1 (or any component thereof) to eliminate the effect of any change in GAAP on the operation of such covenant or such ratio (or if Administrative Agent notifies Holdco that the Required Lenders wish to amend Section 6.1 (or any component thereof) for such purpose), then Holdco’s compliance with such covenant shall be determined on the basis of GAAP in effect and as adopted by the Parent on December 31, 2017, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Holdco and the Required Lenders.”

(e)          Section 1.6 of the Credit Agreement, Accounting Terms; GAAP, is hereby further modified and amended by adding a new clause (e) to such section as follows:

“(e)          Notwithstanding anything to the contrary contained herein, only those leases (assuming for purposes hereof that they were in existence on December 31, 2017) that would have constituted Capital Leases (as such term is defined in the Existing Credit Agreement) as of December 31, 2017, shall be considered Capital Leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.”

(f)          Section 1 of the Credit Agreement, Definitions, is hereby modified and amended by adding a new Section 1.9 as follows:

““Section 1.9 Divisions. For all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.”

(g)          Section 2.13 of the Credit Agreement, Alternate Rate of Interest; Illegality, is hereby modified and amended by deleting clause (b) and (c) of such section in their entirety and inserting in lieu thereof the following, respectively:

“(b)          Administrative Agent is advised (i) by Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, or (ii) any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Offshore Currency in the London or Euro-zone interbank market, then Administrative Agent shall give notice thereof to Borrowers and the Lenders as promptly as practicable thereafter, (x) in the case of any Loan denominated in Dollars, from and after the date on which Borrowers receive notice thereof until the date on which such circumstances ceases, in the case of clauses (a) and (b)(i) above, all Lenders’ and, in the case of clause (b)(ii) above, the affected Lender’s, Loans denominated in Dollars shall bear interest at a rate per annum equal to the Applicable Margin plus the Base Rate, and (y) in the case of any Loan denominated in any Offshore Currency, during the 30-day period next succeeding the date of any such notice (the “Negotiation Period”), Administrative Agent (in consultation with the Lenders) and Borrowers will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loans denominated in an Offshore Currency for such Interest Period.  If at the expiry of the Negotiation Period, the Required Lenders, Administrative Agent, and Borrowers have agreed upon a Substitute Basis, the Substitute Basis shall be binding on all parties and be retroactive to, and take effect from, the beginning of such Interest Period.  If at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon pursuant to this paragraph, Administrative Agent shall notify each Lender of such failure to agree to a Substitute Basis and, within five Business Days after receipt of such notice (or as soon thereafter as may be practicable), each such Lender shall notify Borrowers (through Administrative Agent) of the cost to such Lender (as determined by it in good faith) of funding and maintaining such Loan denominated in an Offshore Currency for such Interest Period; and the interest payable to such Lender on such Loan for such Interest Period shall be determined in good faith (which determination shall be binding absent manifest error) at a rate per annum equal to the Applicable Margin plus the weighted average (as determined by Administrative Agent, which shall be conclusive absent manifest error) of the cost to the Lenders of funding and maintaining such Loan denominated in an Offshore Currency, as applicable, for such Interest Period as so notified by the Lenders; provided that, if any Lender does not notify Administrative Agent of such costs within such period, such cost shall not be included by Administrative Agent in such calculation.  Each Lender agrees to use reasonable efforts to avoid or minimize costs to Borrowers under this Section 2.13(b) to the extent set forth in Section 2.18(a).  The procedures specified in this Section 2.13(a) and (b) shall apply to each Interest Period succeeding the first Interest Period to which they were applied unless and until Administrative Agent shall determine in consultation with the Required Lenders (or, in the case of Section 2.13(b)(ii), the affected Lender(s)) that the conditions referred to in this Section 2.13(a) and (b) no longer exist. If the Substitute Basis or the cost of funds rate, as determined hereunder, would be less than zero, such rate will be deemed to be zero for the purposes of this Agreement.

(c) Effect of Benchmark Transition Event.

(i)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrowers may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time on the fifth Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrowers so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.13(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)          Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition

Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 2.13(c) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13(c).

(iv)          Benchmark Unavailability Period. Upon Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) with respect to any such request for a Loan denominated in Dollars, Borrowers will be deemed to have converted such request into a request for a borrowing of or conversion to Base Rate Loans and (B) with respect to any such request for a Loan denominated in an Offshore Currency, any such request shall be ineffective and Borrowers shall prepay the affected Eurodollar Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period, the component of the Base Rate based upon the LIBO Rate will not be used in any determination of the Base Rate.”

(h)          Section 6.1 of the Credit Agreement, Financial Requirements, is hereby modified and amended by deleting clause (a) of such section in its entirety and inserting in lieu thereof the following:

“(a) Debt to Capitalization Ratio. Suffer or permit the Debt to Capitalization Ratio as of the last day of each full Fiscal Quarter to be greater than 0.65:1.00.”

(i)          Section 9 of the Credit Agreement, Miscellaneous, is hereby modified and amended by adding a new Section 9.24 as follows:

“9.24 Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC

Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(c) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

Section 2.          No Other Amendments.  Except as expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any right, power or remedy of Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Credit Agreement or any of the other Loan Documents.  Except for the amendments set forth above, the text of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and each Obligor hereby ratifies and confirms its obligations thereunder.  Each Obligor acknowledges and expressly agrees that Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all other terms and provisions of the Credit Agreement and the other Loan Documents. It is hereby understood by each Obligor that the foregoing amendments by Administrative Agent and the Lenders shall not be deemed to establish a course of conduct so as to justify an expectation by any Obligor that Administrative Agent and the Lenders will entertain or grant their consent to any future such requests by such Obligor.  Further, it is hereby understood by each Obligor that the foregoing amendments shall not be deemed, or interpreted as, a consent by Administrative Agent and the Lenders to modify or waive compliance with the terms and conditions of the Credit Agreement or the other Loan Documents except as specifically provided herein.

Section 3.          Conditions.  This Amendment shall become effective as of the date set forth above upon Administrative Agent’s receipt of each of the following, in form and substance satisfactory to Administrative Agent (the “Amendment Effective Date”):

(a)          Amendment.  From the Obligors, Administrative Agent, and the Lenders, a counterpart of this Amendment signed and delivered on behalf of such party.

(b)          Opinions of Counsel to Obligor.  Written opinions (addressed to Administrative Agent and the Lenders and dated the Amendment Effective Date) of counsel to each Obligor (including New York counsel and counsel for each jurisdiction in which an Obligor is organized) regarding this Amendment and such other matters as Administrative Agent shall reasonably request.

(c)          Corporate Documents.  Such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and (to the extent the concept is applicable in such jurisdiction) good standing of each Obligor (it being understood that, in relation to each Lux Borrower, such request may be satisfied by the provision of copies of the articles of association (statuts coordonnés) of such Lux Borrower, an excerpt issued by the Luxembourg Trade and Companies Register on or about the Amendment Effective Date pertaining to such Lux Borrower, and a certificate of non-inscription of a judicial decision (certificat de non-inscription d'une decision judiciaire) issued by the Luxembourg Trade and Companies Register on or about the Amendment Effective Date pertaining to such Lux Borrower), the authorization of this Amendment (including appropriate resolutions), the identity, authority and capacity of each Responsible Officer authorized to act on behalf of an Obligor (or authorized signatory in respect of a U.K. Borrower or a German Borrower) in connection with this Amendment and any other legal matters relating to the Obligors or this Amendment.

(d)          Beneficial Ownership Certificate. To the extent requested by the Administrative Agent or any Lender not less than five (5) days prior to the Amendment Effective Date, the Lenders shall have received a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 in relation to each Borrower (a “Beneficial Ownership Certification”).

(e)          Fees.  The payment by Borrowers of (i) a fee for the benefit of each Lender, in such amounts as may have been disclosed to the Lenders and as agreed to by any Borrower in a separate fee letter and (ii) all other fees, costs and expenses as may be owing to the Administrative Agent by Borrowers (including, without limitation, the fees and expenses of counsel for the Administrative Agent).

(f)          Additional Documentation.  Such additional documentation and information as Administrative Agent or its legal counsel may reasonably request.

Section 4.          Representations and Warranties.  In consideration of the execution and delivery of this Amendment by Administrative Agent and the Lenders, each Obligor hereby represents and warrants in favor of Administrative Agent and the Lenders as follows:

(a)          The execution, delivery and performance by each Obligor of this Amendment (i) are all within each Obligor’s powers (corporate or otherwise), (ii) have been duly authorized by all necessary action (corporate or otherwise), (iii) do not require any consent or authorization of, or filing with, any Person (including any Governmental Authority), except for such as have been obtained or made and are in full force and effect, (iv) will not violate (A) such Obligor’s Organizational Documents or (B) any Requirements of Law, and (v) will not cause a breach or default under any of their respective Material Contracts, except, with respect to clause

(iv)(B) or clause (v), to the extent that such violation, breach or default would not reasonably be likely to have a Material Adverse Effect.

(b)          This Amendment has been duly executed and delivered by each Obligor, and constitutes a legal, valid and binding obligation of each Obligor enforceable against each Obligor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)          As of the date hereof and after giving effect to this Amendment, the representations and warranties made by or with respect to the Obligors, or any of them, under the Credit Agreement and the other Loan Documents, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), except to the extent previously fulfilled with respect to specific prior dates.

(d)          Immediately after giving effect hereto, no event has occurred and is continuing which constitutes a Default or an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(e)          As of the Amendment Effective Date, the information included in the Beneficial Ownership Certification (as defined above) provided on or prior to the Amendment Effective Date to any Lender in connection with this Amendment is true and correct in all respects.

Section 5.          Ratifications.  Except as expressly set forth in this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Obligors, Administrative Agent, and the Lenders party hereto agree that the Credit Agreement and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

Section 6.          Affirmation of Guaranty Agreements.  By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Guaranty Agreement to which such Guarantor is a party remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under such Guaranty Agreement.

Section 7.          Costs and Expenses.  Obligors agree, jointly and severally, to pay on demand all reasonable costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Administrative Agent with respect thereto).

Section 8.          Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 9.          Governing Law.  This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York and shall be construed, interpreted, performed and enforced in accordance therewith.

Section 10.          Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except any Obligor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

Section 11.          Counterparts: Effectiveness.  This Amendment may be executed in one or more counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 12.          Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 13.          Entire Agreement.  This Amendment embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

Section 14.          Loan Documents.  This Amendment shall be deemed to be a Loan Document for all purposes under the Credit Agreement.

Section 15.          No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Amendment as of the day and year first above written.

PARENT:	WRKCO INC., a Delaware corporation,

	By:	/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

[First Amendment to Credit Agreement]

BORROWERS:	WRK LUXEMBOURG S.À R.L., a limited liability company incorporated under the laws of Luxembourg

	By:	/s/ Cornelia Mettlen
Name: Cornelia Mettlen
Title: Manager B

WRK INTERNATIONAL HOLDINGS S.À R.L., a limited liability company incorporated under the laws of Luxembourg

By:	/s/ Cornelia Mettlen
Name: Cornelia Mettlen
Title: Manager B

MULTI PACKAGING SOLUTIONS LIMITED, A LIMITED COMPANY INCORPORATED UNDER THE LAWS OF england AND wales

By:	/s/ Kevin Maxwell
Name: Kevin Maxwell
Title: Director

[First Amendment to Credit Agreement]

WESTROCK PACKAGING SYSTEMS GERMANY GMBH, A PRIVATE LIMITED LIABILITY COMPANY INCORPORATED UNDER THE LAWS OF GERMANY

By:	/s/ Dieter Liebich
Name: Dieter Liebich
Title: Director

By:	/s/ Tobias Gabriel
Name: Tobias Gabriel
Title: Director

[First Amendment to Credit Agreement]

GUARANTORS:	WESTROCK COMPANY, A DELAWARE CORPORATION

	By:	/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

WESTROCK RKT, LLC, a gEORGIA LIMITED LIABILITY COMPANY

By:	/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

WESTROCK MWV, LLC, A dELAWARE LIMITED LIABILITY COMPANY

By:	/s/ John D. Stakel
Name: John D. Stakel
Title: Senior Vice President and Treasurer

[First Amendment to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:	coÖperatieve rabobank u.a., new York Branch, AS ADMINISTRATIVE AGENT AND A LENDER

	By:	/s/ Eric J. Rogowski
Name: Eric J. Rogowski
Title: Executive Director

By:	/s/ Eric Hurshman
Name: Eric Hurshman
Title: Managing Director

[First Amendment to Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, AS A LENDER

By:	/s/ Pedro Bell
Name: Pedro Bell
Title: Managing Director

By:	/s/ Veli-Matti Ahonen
Name: Veli-Matti Ahonen
Title: Vice President

[First Amendment to Credit Agreement]

TD BANK, N.A., AS A LENDER

By:	/s/ Uk-Sun Kim
Name: Uk-Sun Kim
Title: Senior Vice President

[First Amendment to Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, AS A LENDER

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

By:	/s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

[First Amendment to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, AS A LENDER

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

[First Amendment to Credit Agreement]